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                                                                   Exhibit 10.1



                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                        ATRIUM COMPANIES, INC., AS SELLER

                                       AND

                       WOODGRAIN MILLWORK, INC., AS BUYER


                                 AUGUST 30, 2000









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                                TABLE OF CONTENTS

                                                                            PAGE


Article 1 - Definitions......................................................1

         1.1      Definitions................................................1

         1.2      Other Definitional Matters.................................9


Article 2 - Purchase and Sale of Assets.....................................10

         2.1      Purchased Assets..........................................10

         2.2      Excluded Assets...........................................10

         2.3      Excluded Liabilities......................................10

         2.4      Assumed Liabilities.......................................11


Article 3 - Consideration...................................................12

         3.1      Purchase Price............................................12

         3.2      Purchase Price Allocation.................................12

         3.3      Inventory Adjustment......................................13

         3.4      Accounts Receivable.......................................13

         3.5      Vacation Liability........................................14

         3.6      Home Depot Adjustment.....................................14

         3.7      Warranty Claims...........................................14


Article 4 - Representations and Warranties of the Seller....................14

         4.1      Corporate Organization....................................15

         4.2      Authority.................................................15

         4.3      Effect of Agreement; Consents.............................15

         4.4      Financial Statements......................................16

         4.5      Business Records..........................................16

         4.6      Tax Matters...............................................17

         4.7      No Undisclosed Liabilities................................17

         4.8      Legal Proceedings; Orders.................................17

         4.9      Compliance with Legal Requirements; Governmental..........17

         4.10     Title to Properties; Encumbrances.........................18

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         4.11     Condition of Purchased Assets; Inventory..................18

         4.12     Defective Product Warranties..............................19

         4.13     Employee Relations and Liabilities........................19

         4.14     Labor Relations; Compliance...............................20

         4.15     Employee Benefits.........................................20

         4.16     Absence of Certain Changes and Events.....................21

         4.17     Environmental Matters.....................................22

         4.18     Intangible Property.......................................23

         4.19     Supplies and
                  Customers.................................................24

         4.20     Full Disclosure...........................................24


Article 5 - Representations and Warranties of Buyer.........................24

         5.1      Organization and Good Standing............................24

         5.2      Authority; No Conflict....................................24

         5.3      Certain Proceedings.......................................25


Article 6 - Additional Covenants and Agreements of the Parties..............25

         6.1      Environmental Matters.....................................25

         6.2      Employee Matters..........................................26


Article 7 - Closing.........................................................28

         7.1      Closing...................................................28

         7.2      Deliveries by the Seller..................................88

         7.3      Deliveries by the Buyer...................................29


Article 8 - Costs and Expenses..............................................30

         8.1      Brokers...................................................30

         8.2      Expenses..................................................30

         8.3      Taxes and Fees............................................30


Article 9 - Post-Closing Agreements.........................................31

         9.1      Further Actions...........................................31

         9.2      Tax Cooperation...........................................31

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         9.3      Information Services......................................31

         9.4      Extrusion Supply..........................................31

         9.5      UCC-3Filings..............................................32

         9.6      Copies of Business........................................32

         9.7      Assistance With Warranty Claims...........................32


Article 10 - Survival of Representations and Indemnification................32

         10.1     Survival..................................................32

         10.2     Indemnification of the Buyer..............................33

         10.3     Indemnification of the Buyer and Payment of Damages.......34

         10.4     Procedure for Indemnification  of the Seller..............34

         10.5     Procedure for Indemnification --Third Party Claims........35

         10.6     Procedures for Indemnification--Other Claims..............36


Article 11 - Notices........................................................36


Article 12 - Miscellaneous..................................................37

         12.1     Entire Agreement; Amendment...............................37

         12.2     Successors and Assigns; No Third-Party Rights.............38

         12.3     Waiver....................................................38

         12.4     Governing Law; Attorneys' Fees............................38

         12.5     Dispute Resolution........................................38

         12.6     Severability .............................................40

         12.7     Counterparts..............................................40


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                                LIST OF EXHIBITS

         EXHIBIT A        Accounts Receivable Schedule

         EXHIBIT B        Assigned Contracts

         EXHIBIT C        Form of Assignment and Assumption of Contracts

         EXHIBIT D        Form of Bill of Sale

         EXHIBIT E        Form of Facility Lease

         EXHIBIT F        Fixed Asset Schedule

         EXHIBIT G        Form of Non-Competition Agreement

         EXHIBIT H        Form of Trademark License

         EXHIBIT I        Intentionally Omitted

         EXHIBIT J        Inventory Type and Class Summary,
                              dated July 31, 2000

         EXHIBIT K        Accrued Vacation Liability

         EXHIBIT L        Operation and Maintenance Plan

         EXHIBIT M        Excluded Employees

         EXHIBIT N        Form of Seller's Closing Certificate

         EXHIBIT O        Form of Buyer's Closing Certificate

         EXHIBIT P        Form of Information Services Agreement

         EXHIBIT Q        Procedure for Indemnification of Buyer and Payment of
                              Damages for Environmental Liabilities

         EXHIBIT R        Quality Standards - Metal

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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of the 30th day of August, 2000, by and between ATRIUM COMPANIES, INC., a Delaware corporation (the "SELLER"), and WOODGRAIN MILLWORK, INC., an Oregon corporation (the "BUYER").

                                R E C I T A L S:
                                - - - - - - - -

         A. The Seller, doing business as Atrium Wood Patio Doors, is in the business, INTER ALIA, of manufacturing and distributing wood patio doors at its Facility located at 1001 Ed Rutherford Drive, Greenville, Texas (such business at such Facility being referred to herein as the "BUSINESS").

         B. The Buyer desires to purchase substantially all of Seller's assets used in or by the Business (other than assets used in any other business of the Seller) and to assume certain specified liabilities in connection therewith, and the Seller desires to sell such assets to Buyer on the terms and conditions set forth in this Agreement.

         C. The Seller has heretofore delivered to Buyer certain "DISCLOSURE SCHEDULES" (herein so called) of even date herewith. The Disclosure Schedules and the Exhibits referred to herein are a part of, and are incorporated by reference into, this Agreement.

                                A G R E E M E N T
                                - - - - - - - - -

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions herein set forth, the parties hereby covenant and agree as follows:

                            ARTICLE 1 - DEFINITIONS

         1.1 DEFINITIONS. For purposes of this Agreement, the following terms have the meanings specified in this SECTION 1.1:

         "ACCOUNTS RECEIVABLE" means all accounts receivable, whether designated as an account or a note, representing the obligation of any Person to make payment to the Seller in connection with the purchase by such Person of products or services of the Business prior to the Closing Date; EXCLUDING, HOWEVER, any accounts receivable generated from inter-company sales or transfers between the Seller and its Affiliates. An aged summary Accounts Receivable Schedule as of August 28, 2000 is attached hereto as EXHIBIT A. Seller shall provide to Buyer the day after the Closing a detailed aged Accounts Receivable Schedule as of the Closing Date.

         "ACCOUNTS RECEIVABLE ADJUSTMENT DATE" means the date which is ninety
(90) days from the Closing Date.

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         "ACCOUNTS RECEIVABLE CREDIT AMOUNT" means the sum of $1,500,000.

         "AFFILIATE" means, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person specified; and the term "CONTROL" (including the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means, as applied to any Person, the possession, directly or indirectly, of the power to vote more than fifty percent (50%) of the securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or otherwise.

         "APPLICABLE CONTRACT" means any Contract as of the Closing relating to the Business (a) under which the Seller has or may acquire any rights, (b) under which the Seller has or may become subject to any obligation or liability, or
(c) by which the Seller or any of the assets owned or used by it in connection with the Business is or may become bound.

         "ASSIGNED CONTRACTS" means the forklift operating leases and the Home Depot advertising allowance agreement identified on EXHIBIT B hereto, and the other Applicable Contracts, if any, identified on EXHIBIT B; any Applicable Contract which is not identified on EXHIBIT B is an Excluded Contract for purposes of this Agreement.

         "ASSIGNMENT AND ASSUMPTION OF CONTRACTS" means an Assignment and Assumption of Contracts, in the form of EXHIBIT C hereto, pursuant to which the Seller shall assign the Assigned Contracts to Buyer at Closing.

         "ASSUMED LIABILITIES" has the meaning set forth in SECTION 2.4 of this Agreement.

         "BEST EFFORTS" means the efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to attempt to achieve such result in a reasonably expeditious manner; PROVIDED, HOWEVER, that such Best Efforts shall not require any party to expend any funds or incur any liability.

         "BILL OF SALE" means a Bill of Sale, in the form of EXHIBIT D hereto, pursuant to which the Seller shall sell, transfer and deliver the Purchased Assets to the Buyer at Closing.

         "BREACH" means that a "Breach" of a representation, warranty, covenant, obligation or other provision of this Agreement or any Related Agreement will be deemed to have occurred if there is or has been any material inaccuracy in or material breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

         "BUSINESS DAY" means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in Boise, Idaho or Dallas, Texas generally are closed for business.

         "BUSINESS RECORDS" means the Seller's books of account, financial operating data, files,

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documents and accounts relating specifically to the Business, including (without limitation) customer and vendor lists, financial, accounting and credit records, marketing information, business correspondence, budgets, invoices and other similar documents and records pertaining to services or products delivered by the Business to customers of or suppliers to the Business or delivered to the Business by customers of or suppliers to the Business.

         "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.ss.9601 ET. SEQ., and its implementing regulations and amendments.

         "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

         "CLOSING" and "CLOSING DATE" have the meanings set forth in SECTION 7.1 of this Agreement.

         "CODE" means the Internal Revenue Code of 1986, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "COMPUTER-RELATED ASSETS" means the personal computers, and related peripherals and personal productivity software, and the Local Area Network equipment (servers, routers and hubs) used solely to operate the Business as of the Closing Date; EXCLUDING, HOWEVER, Seller's MacPac software, AS400 computer and Wide Area Network assets used by Seller.

         "CONSENT" means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

         "CONTRACT" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied), including, without limitation, any equipment or personal property lease, that is legally binding.

         "DAMAGES" has the meaning set forth in SECTION 10.2 of this Agreement.

         "EMPLOYEE" has the meaning set forth in Section 4.13 of this Agreement.

         "ENCUMBRANCE" means any mortgage, deed of trust, trust, pledge, lien (choate or inchoate), assessment, charge, easement, covenant, restriction, defect in title, encroachment or other burden, whether arising by contract or under law, other than inchoate statutory liens for amounts not yet payable (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, any claim, security interest, assignment or encumbrance of any kind, and any negative lien; PROVIDED, HOWEVER, the term "Encumbrance" does not include (a) any mechanic's, materialmen's or similar lien, (b) any lien for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate channels, (c) any purchase money lien or lien securing rental payments under capital lease arrangements, or (d) any other lien arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, which does not

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materially detract from the value of, or impair the use, occupancy or transfer of, the Purchased Assets.

         The terms "ENVIRONMENT," "RELEASE," "REMEDY," "REMEDIAL ACTION," "REMOVE," and "REMOVAL ACTION" shall have the meanings provided in CERCLA.

         "ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES" means any liability arising from a material violation of any Environmental Law or Occupational Safety and Health Law that may reasonably be expected to result in an Environmental Claim with respect to the Business or the Facility and consisting of:

                  (a) fines, penalties, judgments, awards, complaints, actions, settlements, judicial or administrative proceedings, damages, losses, or written notices under any Environmental Law or Occupational Safety and Health Law; or

                  (b) orders, judgments, settlements or agreements whereby a Person is obligated to accept or undertake financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigations, cleanup, Removal, containment, or Remedial Actions required by applicable Environmental Law or Occupational Safety and Health Law.

         "ENVIRONMENTAL CLAIM" means any claim, demand, complaint, action, suit, proceeding, investigation or notice by any Person alleging potential liability arising out of, based on or relating to Environmental Laws or the presence of any Hazardous Material.

         "ENVIRONMENTAL LAW" means any and all federal, state and local laws (including but not limited to common law), statutes, ordinances, judgments, decrees, licenses, permits, rules and regulations, or other binding requirement relating to pollution or protection of human health and the environment, including without limitation, laws (including but not limited to common law), statutes, ordinances, judgements, decrees, licenses, permits, rules and regulations or other binding requirements relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the use, treatment, storage, disposal, transport or handling of any Hazardous Material.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof. Additional defined terms relating to ERISA and the employee benefit plans and programs of the Seller are set forth in SECTION 4.15 of this Agreement.

         "EXCLUDED ASSETS" has the meaning set forth in SECTION 2.2 of this Agreement.

         "EXCLUDED CONTRACTS" means any Applicable Contract which is not specifically identified on EXHIBIT B hereto.

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         "EXCLUDED EMPLOYEES" has the meaning set forth in SECTION 6.2(B) of this Agreement.

         "EXCLUDED LIABILITIES" has the meaning set forth in SECTION 2.2 of this Agreement.

         "FACILITY" means the Wing 3 warehouse and distribution facility currently leased by the Seller from W.P. Carey and located at 1001 Ed Rutherford Drive, Greenville, Texas 75401.

         "FACILITY LEASE" means the Commercial Lease, in the form of EXHIBIT E attached hereto, pursuant to which the Seller will sublease a portion of the Facility to the Buyer as of the Closing Date pursuant to the terms thereof.

         "FIXED ASSETS" means those items of machinery, equipment (including office equipment), furniture, tools, the Computer-Related Assets, and any other fixed assets owned by the Seller as of the Closing Date relating specifically to, and used exclusively by, the Business including (without limitation) those assets specifically listed on EXHIBIT F attached hereto.

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 4.4(a) of this Agreement.

         "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" means any:

                  (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or

                  (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

         "HAZARDOUS MATERIALS" means any waste or other substance that is regulated under any Environmental Law, including, but not limited to, hazardous, radioactive, or toxic material or materials designated as a pollutant or contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "INFORMATION SERVICES AGREEMENT" has the meaning set forth in SECTION
9.3 of this Agreement.

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         "INTANGIBLE PROPERTY" means all patents, inventions, trade secrets, designs (including, without limitation, the structural design of the doors marketed and sold by the Business as of the date hereof), and all applications and registrations therefor and licenses thereof; all know-how, confidential information, software, technical information, data, process technology, engineering, manufacturing and production manuals, methods, plans, drawings and blue prints owned, used or licensed by the Seller as licensee or licensor exclusively in connection with the Business, and all other intellectual property and proprietary information exclusively relating to or exclusively connected with the Purchased Assets and the Business; PROVIDED, HOWEVER, that the Intangible Property shall not include the "Atrium" tradename and logo, and any trademark or service mark containing the "Atrium" name, all of which shall remain the sole property of the Seller; PROVIDED FURTHER, HOWEVER, that the Atrium tradename and logo shall be licensed to Buyer exclusively for use in connection with the Business following the Closing as specifically set forth in the Trademark License.

         "INVENTORY" means (i) all items of wood patio door inventory owned by the Seller, related to the Business including any such items of finished goods inventory which are owned by the Seller as of the Closing Date but which are in transit to the Facility as of such date, and (ii) all work-in-process and lumber and other raw materials which are owned by the Seller in the conduct of the Business, including any items of Inventory which were delivered by the Seller in the Ordinary Course of Business pursuant to terms whereby title has not yet passed to the buyer thereof.

         "INVENTORY SUMMARY" has the meaning given such term in SECTION 3.3 of this Agreement.

         "IRS" means the United States Internal Revenue Service, or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or should reasonably be aware of such fact or other matter. The Seller will be deemed to have "KNOWLEDGE" of a particular fact or other matter if any of Frank Sheeder, Jeff Hull, Randy Rice, or Richard Hatley has, or at any time had, Knowledge of such fact or other matter.

         "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multi-national or other administrative order, constitution, law, ordinance, code, rule, principle of common law, regulation, statute or treaty.

         "MATERIAL ADVERSE EFFECT" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, a material adverse change in, or a material adverse effect upon, (a) the assets, liabilities, condition (financial or otherwise) or results of operations of the Business or (b) the ability of the Seller to perform its obligations under this Agreement and the Related Agreements to which it is a party

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or to consummate the Transactions. The term "MATERIAL" with respect to the
Seller shall mean with respect to the business operations and condition (financial or otherwise) of the Purchased Assets and the Business taken as a whole.

         "NON-COMPETITION AGREEMENT" means the Non-Competition Agreement, in the form of EXHIBIT G hereto, pursuant to which the Seller and its Affiliates will agree, pursuant to the terms thereof, not to compete with the Business for a period ending three and one-half (3-1/2) years after the Closing Date.

         "OCCUPATIONAL SAFETY AND HEALTH LAW" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" means any action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Person or is taken in the ordinary course of the normal operations of such Person; or

                  (b) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal operations of other Persons that are in the same line of business as such Person.

         "ORGANIZATIONAL DOCUMENTS" means (a) the articles or certificate of incorporation (however denominated) and bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership;
(c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate or articles of organization (however denominated) and the operating agreement or other operative document of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendments to any of the foregoing.

         "PERSON" means any natural person, corporation (including any non-profit corporation), general or limited partnership, joint venture, limited liability company, bank, trust or unincorporated organization, joint-stock company or other similar organization, Governmental Body, estate, trust, organization, labor union or any other legal entity, whether acting in an individual, fiduciary or other capacity.

         "PRIME RATE" means the variable rate of interest published in the "Money Rates" section

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of the WALL STREET JOURNAL (or the comparable section of
such newspaper) as the prime rate of interest on corporate loans at large United States money center commercial banks.

         "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PURCHASED ASSETS" means those assets and properties of the Seller which exist as of the Closing Date, exclusively pertaining to the Business, including (without limitation) the following: (i) the Accounts Receivable, (ii) the Inventory, (iii) the Fixed Assets, (iv) the Seller's supplies relating exclusively to the Business (including, without limitation, supplies of fuel, lubricants, tires, spare parts, office supplies and other consumable supplies located at the Facility and relating exclusively to the Business), and (v) the Intangible Property.

         "RELATED AGREEMENTS" means the Assignment and Assumption of Contracts, the Bill of Sale, the Non-Competition Agreement, the Facility Lease, the Trademark License, and the Information Services Agreement.

         "REPRESENTATIVE" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

         "TAX" means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, windfall profits, value-added, transfer, franchise, profits, license, lease, service, withholding, payroll, employment, excise, severance, business and occupation taxes, capital, goods and services taxes, or similar charges of any kind whatsoever due any Governmental Body having jurisdiction, for any period for which assessment of tax liability is not yet barred by operation of law or by agreement, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto.

         "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THREAT OF RELEASE" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "THREATENED" means a claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice has been given in writing.

         "TRADEMARK LICENSE" means the license agreement in the form of EXHIBIT H hereto

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pursuant to which Seller will grant to the Buyer, pursuant to the terms thereof, an exclusive, royalty-free license to use the "Atrium" tradename and logo, solely and exclusively for the purpose of marketing and selling wood patio doors in the conduct of the Business following the Closing.

         "TRANSACTIONS" means all of the transactions provided for in, and contemplated by, this Agreement, including without limitation:

                  (a) the sale of the Purchased Assets by the Seller to the Buyer;

                  (b)      the assignment and assumption of the Assigned
                           Contracts; and

                  (c) the execution, delivery and performance of the Related Agreements.

         "UNAUDITED BALANCE SHEET AND UNAUDITED INCOME STATEMENT" means the unaudited balance sheet of the Business as of July 31, 2000 and the related unaudited income statement for the seven (7) months then ended.

         "UNAUDITED BALANCE SHEET DATE" means July 31, 2000.

         "WARN ACT" means the Worker Adjustment and Retraining Notification Act, 29 U.S.C.ss.2101 ET SEQ.

         "WARRANTIES" shall have the meaning set forth in SECTION 4.12 of this Agreement.

         "WARRANTY CLAIMS" means returned goods and/or product warranty and liability claims, credits, deductions, setoffs or chargebacks asserted to be owed to any Person with respect to the Warranties or otherwise in connection with products and services of the Business.

         1.2 OTHER DEFINITIONAL MATTERS.

         (a) REFERENCES. Unless otherwise indicated, references in this Agreement to "Articles", "Exhibits", "Schedules", "Sections" and other Subdivisions are references to articles, exhibits, schedules, sections and other subdivisions hereof.

         (b) USE OF DEFINED TERMS. All terms defined in this Agreement shall have the same defined meanings when used in any of the Related Agreements, unless otherwise defined therein or unless the context shall require otherwise.

         (c) TERMINOLOGY. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

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         (d) RULE OF CONSTRUCTION. The parties to this Agreement acknowledge that each party and its respective counsel have participated in the drafting and revision of this Agreement and the Related Agreements. Accordingly, the parties agree that any rule of construction which disfavors the drafting party shall not apply in the interpretation of this Agreement and the Related Agreements.

         (e) CONFLICT IN TERMS. Any terms and conditions contained in this Agreement that may also be contained in the Related Agreements shall not, to the extent reasonably practicable, be construed to be in conflict with each other, but rather shall be construed as duplicative, confirming, additional or cumulative provisions; PROVIDED, HOWEVER, to the extent that, in the interpretation of this Agreement, any ultimate conflict between the terms and conditions of this Agreement and those set forth in any Related Agreement is determined to exist, the terms and conditions of this Agreement shall control.

                    ARTICLE 2 - PURCHASE AND SALE OF ASSETS

         2.1 PURCHASED ASSETS. On the terms and subject to the conditions contained herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing, the Seller will sell, convey, transfer, assign and deliver to the Buyer, and the Buyer will purchase from the Seller, all of the Seller's right, title and interest in, under and to the Purchased Assets, free and clear of all Encumbrances. The parties acknowledge and agree that the Purchased Assets shall NOT include the Excluded Assets.

         2.2 EXCLUDED ASSETS. For purposes of this Agreement, "EXCLUDED ASSETS" means all assets and properties of the Seller not identified as part of the Purchased Assets in this Agreement, including (without limitation): (i) all cash and cash equivalents of the Seller, (ii) all real property owned by the Seller,
(iii) any net operating loss carrybacks and carryforwards and other Tax assets of the Seller, (iv) the cash consideration to be paid to the Seller by the Buyer hereunder and the Seller's rights under this Agreement and any Related Agreement, (v) any prepaid expenses of the Seller, (vi) the Seller's corporate minute books, stock books and corporate seal, (vii) the "salvage dealer - doors at Wing 2" as specifically referenced in the Inventory Summary, (viii) Seller's MacPac software, AS400 computer, and Seller's assets relating to its Wide Area Network, (ix) any phone system in place at the Facility, (x) any items of tangible or intangible property owned or held for use by the Seller used in connection with or relating to any business of the Seller other than the Business and (xi) all other items of tangible or intangible property, if any, owned or held for use by the Seller and not identified as part of the Purchased Assets.

         2.3 EXCLUDED LIABILITIES. Except as specifically set forth in SECTION
2.4 below, the Buyer assumes NO liabilities, debts or obligations of the Seller of any nature whatsoever, whether absolute, accrued, contingent or otherwise, or whether due or to become due (collectively, the "EXCLUDED LIABILITIES"). The Seller covenants and agrees that it shall cause, at no expense or cost to the Buyer, all Excluded Liabilities to be fully paid, discharged and satisfied as of the Closing Date or shall fully pay, discharge and satisfy such Excluded Liabilities when due and payable after the Closing Date, as applicable, at no expense or cost to the Buyer. Without limiting the generality of the foregoing, the parties specifically acknowledge and agree that the Excluded Liabilities shall include (but not be limited to), and Buyer shall assume no liability, debt or obligation of the Seller for, (i) any and all obligations and liabilities under the Excluded Contracts arising before or after the Closing; (ii) any Warranty Claims in respect of goods or services sold by the Business prior to the Closing which are requested, demanded or imposed by any customer of the Business prior to or within twelve (12) months following the Closing; (iii) any rebates earned by customers prior to the Closing (iv) any and all debts, liabilities and obligations relating to, arising out of or resulting from (A) the Seller's employment of the Employees prior to the Closing (including, without limitation, all obligations, if any, for payment of salary, bonus and commission amounts, severance payments, or other amounts accrued as of the Closing Date), other than the vacation benefit liability set forth on EXHIBIT K hereto, the payment of which shall be the obligation of the Buyer and (C) the Seller's sponsorship, funding or management of the Seller Plans and Other Benefit Obligations of the Seller; and (v) any and all other liabilities and obligations arising out of the conduct and ownership of the Purchased Assets and the Business by the Seller prior to the Closing Date.

         2.4 ASSUMED LIABILITIES. The Buyer expressly agrees to assume ONLY the following liabilities and obligations of the Seller (collectively, the "ASSUMED LIABILITIES"): (a) obligations for performance under the Assigned Contracts to the extent such performance is due on or after the Closing Date; (b) Buyer's share of all real and personal property taxes, utilities and other charges relating to the Purchased Assets, apportioned as of the Closing Date, as provided in SECTION 8.3(b) hereof; (c) all rebates relating to the HOME DEPOT advertising allowance program earned after the Closing Date; (d) all Warranty Claims (as determined in accordance with SECTION 3.7 below, including the exclusions set forth therein) in respect of goods or services sold by the Business on or after the Closing Date or, without regard to when such goods or services were sold, which are requested, demanded or imposed by any customer of the Business after the first anniversary of the Closing Date; (e) all transfer, sales, use or other taxes, including any filing or recording fees payable on or with respect to the Purchased Assets or the Transactions, as provided in SECTION 8.3(a) hereto; and (f) all liabilities arising out of or related to the conduct and ownership of the Business and/or the Purchased Assets on or after the Closing Date, other than the Excluded Liabilities.

                           ARTICLE 3 - CONSIDERATION

         3.1 PURCHASE PRICE.

         (a) PURCHASE PRICE. At Closing, in consideration of the Purchased Assets, the Buyer will pay to the Seller in cash for the Purchased Assets the amount of Three Million Eight Hundred Sixty-Nine Thousand Five Hundred and No/100 Dollars ($3,865,000) (as the same may be adjusted following the Closing in accordance with this SECTION 3, the "PURCHASE PRICE"). The Purchase Price will be adjusted (i) to reflect the valuation of Accounts Receivable, as provided in SECTION 3.4 below, (ii) to deduct therefrom the amount of the vacation benefit obligation being assumed by Buyer hereunder, as provided in
SECTION 3.5 below, and (iii) to reflect the adjustment, if any, for HOME DEPOT purchase orders, as provided in SECTION 3.6 below.

         (b) ESCROW OF PURCHASE PRICE. Buyer and Seller agree that in the event Seller is unable to deliver to Buyer at Closing a copy of a fully signed amendment to Seller's October 2, 1998 credit facility releasing the lien of Seller's lenders on the Purchased Assets, the amount of the Purchase Price will be placed into escrow with BankBoston, pursuant to a standard bank escrow agreement, which will provide that the Purchase Price funds will be released to Seller automatically at such time as such a signed amendment is delivered to BankBoston as escrow agent and Buyer.

         3.2 PURCHASE PRICE ALLOCATION.

         (a) ALLOCATION. Subject to the adjustments contemplated in this SECTION 3, the Purchase Price shall be allocated among the Purchased Assets as follows:

                  Accounts Receivable:                        $1,500,000
                  Inventory:                                  $1,684,000
                  Fixed Assets:                               $  630,000
                  Intangibles:                                $    1,000
                  Trade Name License:                         $   50,000
                                                              ----------

                           TOTAL:                             $3,865,000

         (b) ADJUSTMENTS TO ALLOCATION. If and to the extent there is an adjustment to that portion of the Purchase Price which is allocated in SECTION 3.2(a) above to Accounts Receivable, such adjustments to be made in accordance with SECTION 3.4, the amount allocated to the Purchased Assets in SECTION 3.2(a)
above shall be correspondingly adjusted upward or downward.

         (c) REPORTING. Unless otherwise required by law, the parties agree to act in accordance with the foregoing allocations in any relevant tax returns or filings (including any forms or reports required to be filed pursuant to section 1060 of the Code, the Treasury regulations promulgated thereunder or any provisions of local, state and foreign law (the "1060

FORMS"), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

         3.3 INVENTORY ADJUSTMENT.

         (a) INVENTORY SUMMARY AND PHYSICAL COUNT. Attached as EXHIBIT J hereto is an Inventory Type and Class Summary, dated as of July 31, 2000 (the "INVENTORY SUMMARY"), prepared by Seller, which sets forth the type and quantity of Inventory relating to the Business which will be transferred to Buyer at Closing. As soon as practicable following Closing, representatives of each party shall jointly commence a physical count ("PHYSICAL COUNT") of the Inventory at the Facility. The parties promptly and in good faith will endeavor to resolve any differences which may arise with respect to the calculation of Inventory quantities at the Facility. If Buyer and Seller cannot agree on the Physical Count, such quantity calculation, and payment obligation of the parties based thereon, shall be determined in the manner set forth in SECTION 3.3(c) below.

         (b) INVENTORY ADJUSTMENT. If the quantity of Inventory determined by the Physical Count is less than $3,076,403, Seller shall promptly provide to Buyer a vendor credit in connection with the supply of aluminum extrusion raw material described in Section 9.4 hereof, in an amount equal to the difference between $3,076,403 and the Physical Count. The valuation of the Inventory by the Physical Count shall be at the same prices and using the same procedures as Seller's July 31, 2000 inventory valuation.

         (c) SETTLEMENT PROCEDURE. If the parties cannot agree on the Physical Count of the Inventory, the Buyer and Seller shall promptly select an independent certified public accountant ("CPA") to make such determination, which determination shall be conclusive and binding on Buyer and Seller. If Buyer and Seller cannot mutually agree on a CPA, then Buyer's regular certified public accountants and Seller's regular certified public accountants shall jointly select a third CPA to make such determination. The determination of the third CPA so selected shall be conclusive and binding on the parties. The CPA shall have access to all work papers of the parties reasonably necessary to review and resolve questions regarding the issues in dispute. The CPA so selected shall complete its review of the dispute and render its written determination to the parties within thirty (30) days after the date on which the dispute is presented to it for determination. The fees and expenses of the parties' regular certified public accountants shall be borne by them, respectively, and the fees and expenses of the third CPA chosen pursuant to this
SECTION 3.3(c) shall be borne equally by Buyer and Seller.

         3.4 ACCOUNTS RECEIVABLE. Following the Closing, Buyer and Seller will cooperate in collecting any Accounts Receivable relating to the Business. Any Accounts Receivable collected on or prior to the Accounts Receivable Adjustment Date up to the Accounts Receivable Credit Amount shall be collected by the Seller and remitted to the Buyer by wire transfer within 48 hours of the date of collection. The obligation of Seller to remit collected Accounts Receivable to Buyer pursuant to the preceding sentence shall not be subject to any right of offset or credit, regardless of Woodgrain's indemnification obligations under
Article 10 of this Agreement. If the total of Accounts Receivable collected as of the Accounts Receivable

Adjustment Date exceeds the Accounts Receivable Credit Amount, the Seller shall retain any such excess; if the total of Accounts Receivable collected as of the Accounts Receivable Adjustment Date is less than the Accounts Receivable Credit Amount, the Seller shall remit any such deficiency to the Buyer on the day after the Accounts Receivable Adjustment Date. Following the Accounts Receivable Adjustment Date, any uncollected Accounts Receivable shall thereafter be collected and retained by the Seller.

         3.5 VACATION LIABILITY. The parties acknowledge that Buyer shall receive a credit for, and there shall be deducted (as set forth in clause (ii) of SECTION 3.1) from the Purchase Price the amount of, the earned but unvested and the accrued but unpaid vacation liability relating to Transferred Employees which is being assumed by Buyer hereunder, which vacation liability is described on EXHIBIT K hereto.

         3.6 HOME DEPOT ADJUSTMENT. As additional consideration for the Purchased Assets, if, on or prior to December 1, 2000, the purchase prices identified in the Disclosure Schedule to this Section 3.6 are achieved in connection with the purchase orders issued by HOME DEPOT to the Business, the Buyer will promptly pay to Seller the additional amount of One Hundred Thirty-Five Thousand and No/100 Dollars ($135,000).

         3.7 WARRANTY CLAIMS. For a period of twelve (12) months following the Closing, the Buyer shall process and resolve, for the account of Seller, any Warranty Claims relating to goods or services sold by the Business prior to Closing, in accordance with the Warranty Claims procedure utilized by Seller in the Ordinary Course of Business prior to Closing. The Seller shall have the right to review the Buyer's processing of such Warranty Claims to ensure such processing is consistent with the Seller's past practice in the Ordinary Course of Business. The Seller shall reimburse the Buyer for all costs associated with processing such Warranty Claims. Such reimbursement shall be paid by the Seller to Buyer within five (5) Business Days following receipt of Buyer's invoice relating to the costs associated with processing Warranty Claims for the account of Seller. For purposes of the foregoing, Buyer's "costs" shall mean the actual cost of materials used in processing Warranty Claims, plus a labor rate charge for Buyer's personnel, as set forth in a labor rate schedule provided to Seller as of the Closing Date. The Disclosure Schedule to this SECTION 3.7 lists the Field Service Cost Guideline associated with processing Warranty Claims of the Business in the Ordinary Course of Business prior to Closing. The Buyer shall be solely responsible for all Warranty Claims in respect of goods or services sold by the Business on or after the Closing Date or, without regard to when such goods or services were sold, which are requested, demanded or imposed by any customer of the Business after the first anniversary of the Closing Date. Notwithstanding any other provision of this Agreement to the contrary, Buyer shall have no responsibility of any nature whatsoever (including any responsibility to process such claims on Seller's behalf during the 12 months following the Closing), for: (i) any Warranty Claims made within 10 years of the applicable sale of goods or services of the Business (which 10-year period shall in all events end no later than December 31, 2007) relating to Flexicron, or
(ii) any Warranty Claims related to any goods or services not related to the Business, including, without limitation, wood windows manufactured by Seller.

            ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE SELLER


         The Seller hereby represents and warrants to Buyer as follows:

         4.1 CORPORATE ORGANIZATION.

         (a) CORPORATE ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller (i) has the corporate power and authority to own or lease all of its properties and assets, to carry on its business as it is now being conducted and to perform all its obligations under all Applicable Contracts, and (ii) is duly licensed or qualified to do business and in good standing in the State of Texas.

         (b) NO JOINT VENTURES, ETC.. The Seller does not participate in any joint venture or similar arrangement with any Person relating to the Business.

         4.2 AUTHORITY. This Agreement is and the Related Agreements will be (upon execution and delivery thereof by the Seller) the legal, valid, and binding obligations of the Seller enforceable against it in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law) (collectively, the "PERMITTED EXCEPTIONS"). The Seller has full corporate power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations under this Agreement and the Related Agreements, as applicable, and to consummate the Transactions.

         4.3 EFFECT OF AGREEMENT; CONSENTS.

         (a) EFFECT OF AGREEMENT. Neither the execution and delivery of this Agreement and the Related Agreements, nor the consummation of the Transactions:

                  (i) contravenes, conflicts with, results in a violation or breach of, or constitutes a default under, any provisions of the Organizational Documents of the Seller;

                  (ii) to the Knowledge of Seller, except as set forth in the Disclosure Schedule to this SECTION 4.3(a), results in a Breach of any Governmental Authorization; PROVIDED, HOWEVER, that this provision shall not apply to any Governmental Authorization that is not by its terms transferable or assignable to Buyer as part of the Transactions;

                  (iii) to the Knowledge of Seller, contravenes, conflicts with, results in Breach of, or a default under, or gives any Governmental Body the right to revoke, withdraw, suspend, cancel or terminate any Governmental Authorization that is held by the Seller and is transferred or assigned to Buyer as part of the Transactions, except where such result would not have a Material

         Adverse Effect; PROVIDED, HOWEVER, that the foregoing representation and warranty shall apply only if such Governmental Authorization by its terms is transferable or assignable to Buyer;

                  (iv) to the Knowledge of Seller, contravenes, conflicts with, or results in a violation or breach of, any provision of, or gives any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assigned Contract, except where such result would not have a Material Adverse Effect or except as would not be the case upon receipt of the Seller Consents; or

                  (v) to the Knowledge of Seller, results in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets.

         (b) REQUIRED CONSENTS. The Disclosure Schedule to this SECTION 4.3(b) lists all Consents of, or filings with, any Person (including any Governmental
Body), required in connection with the Seller's valid execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transactions (collectively, the "SELLER CONSENTS"), including, but not limited to (i) any Consents required under any Assigned Contracts, and (ii) and any Consents of, or filings required in connection with, any Governmental Authorizations; PROVIDED, HOWEVER, that in no event shall the Seller be required to obtain any consent in connection with any Governmental Authorization that is not, by its terms, transferable or assignable to Buyer.

         4.4 FINANCIAL STATEMENTS.

         (a) FINANCIAL STATEMENTS. Attached as part of the Disclosure Schedule to this SECTION 4.4(a) are (i) an unaudited balance sheet of the Business as of the fiscal year ended December 31, 1999, together with an unaudited income statement as of such fiscal year end, (ii) and the Unaudited Balance Sheet and Unaudited Income Statement (the "FINANCIAL STATEMENTS").

         (b) CONTENT OF FINANCIAL STATEMENTS. The Financial Statements and notes thereto, if any: (i) present fairly in all material respects the financial condition and the results of operations of the Business as of the respective date of and for the periods referred to therein, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have any Material Adverse Effect) and the absence of notes; (ii) reflect only assets and liabilities and results of operations and transactions of the Business; and (iii) are within a materiality level of not greater than $150,000 for any given fiscal period.

         4.5 BUSINESS RECORDS. The Seller's Business Records have been maintained in the Ordinary Course of Business in accordance with customary business practices in the Seller's industry.

         4.6 TAX MATTERS. There are no liens for Taxes encumbering any of the Purchased Assets, the Facility or the Business. None of the Purchased Assets (i) is property which is required to be treated as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code; (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

         4.7 NO UNDISCLOSED LIABILITIES. Except as set forth in any of the Disclosure Schedules hereto, to the Knowledge of the Seller, the Seller has no material liabilities, debts or obligations (whether known or unknown and whether absolute, accrued, contingent, or otherwise) affecting the Business or the Purchased Assets, except for (i) liabilities reflected or reserved against in the Financial Statements, (ii) liabilities, debts or obligations incurred in the Ordinary Course of Business since the respective dates thereof, (iii) liabilities, debts or obligations for performance under contractual or Legal Requirements, (iv) liabilities, debts or obligations affecting the Seller and its assets as a whole, and (v) liabilities, debts or obligations which would not, individually or in the aggregate, have a Material Adverse Effect.

         4.8 LEGAL PROCEEDINGS; ORDERS.

         (a) LEGAL PROCEEDINGS. Except as set forth in the Disclosure Schedule to this SECTION 4.8(a), there is no pending Proceeding:

                  (i) against or affecting the Seller or any of its properties or assets, that are reasonably likely, singly or in the aggregate, to have a Material Adverse Effect; or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions.

         To the Knowledge of the Seller, no such Proceeding has been Threatened. The Seller has heretofore made available to the Buyer copies of all pleadings relating to each Proceeding listed in the Disclosure Schedule to this SECTION 4.8(a).

         (b) ORDERS. Except as set forth in the Disclosure Schedule to this
SECTION 4.8(b), none of the Seller or any officer, director, agent or employee of the Seller is subject to any Order that is reasonably likely to, singly or in the aggregate, have a Material Adverse Effect. The Seller is, and at all times since January 1, 1999 has been, in full compliance with all of the terms and requirements of any Order, noncompliance with which could have a Material Adverse Effect.

         4.9 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

         (a) COMPLIANCE WITH LEGAL REQUIREMENTS. The Seller has complied with all applicable material Legal Requirements of Governmental Bodies which affect the Business or the Purchased Assets, except where the failure to comply would not, in the aggregate, have a Material Adverse Effect.

         (b) GOVERNMENTAL AUTHORIZATIONS. The Disclosure Schedule to this
SECTION 4.9(b) contains a complete and accurate list of each of the material Governmental Authorizations held by the Seller in connection with the Business. Except as set forth in the Disclosure Schedule to this Section, the Seller holds all Governmental Authorizations necessary to permit the Seller to lawfully conduct and operate the Business in the manner in which it is currently conducted and operated, and to permit the Seller to own and use the Purchased Assets and the Facility in the manner in which it currently owns and uses such assets and properties, the failure of which to hold such Governmental Authorizations would have a Material Adverse Effect. To the Knowledge of the Seller, none of such Governmental Authorizations will be voided, revoked or terminated, or are voidable, revocable or terminable, upon and by reason of the Transactions (assuming each of the Seller Consents is obtained); PROVIDED, HOWEVER, that the foregoing representation and warranty shall apply only with respect to Governmental Authorizations which by their terms are transferable or assignable to Buyer.

         4.10 TITLE TO PROPERTIES; ENCUMBRANCES. The Seller has good, valid and marketable title, or a valid leasehold interest in, all the Purchased Assets, free and clear of any and all Encumbrances, except as set forth on the Disclosure Schedule to this SECTION 4.10.

         4.11 CONDITION OF PURCHASED ASSETS; INVENTORY. Except as set forth in the Disclosure Schedule to this SECTION 4.11:

         (a) PURCHASED ASSETS. All of the Fixed Assets which are depreciable are in good operating condition and repair (subject to ordinary wear and tear). At Closing, the Seller shall transfer to the Buyer all of its rights under warranties for the various pieces of equipment which are part of the Fixed Assets, to the extent that any such warranties exist and to the extent that they are, by their terms, assignable or transferable to Buyer. The Purchased Assets and the Facility constitute, in the aggregate, all of the material property and assets necessary for the conduct of the Business in the manner in which and to the extent to which the Business has been conducted by Seller prior to the Closing Date, except for the Excluded Assets, certain assets related to administration, billing, accounting, management information services, treasury management and human resources, and Seller's financial and employee records related to the Business.

         (b) INVENTORY. Seller represents and warrants that since the date of the Inventory Summary, Seller has managed the Inventory in the Ordinary Course of Business. For purposes of this SECTION 4.11(b), "managing the Inventory in the Ordinary Course of Business" means Seller: (A) has not canceled or delayed purchases of raw materials outside the Ordinary Course of Business; (B) has continued to issue purchase orders for raw materials in the Ordinary Course of Business; (C) has not returned Inventory to vendors outside of the Ordinary Course of Business consistent with past practice; (D) has made no inter-company transfers of Inventory; and (E) except as to the specific reference in the Inventory Summary to "salvage dealer - doors at Wing 2," has made no sales of Inventory in bulk to any salvage dealers.

         4.12 DEFECTIVE PRODUCT WARRANTIES. The Disclosure Schedule to this
SECTION 4.12 sets forth a complete description of all defective product warranty provisions in effect on products sold and/or distributed by the Seller in connection with the Business since January 1, 1998 and prior to the date hereof ("WARRANTIES"). Except as set forth in the Disclosure Schedule to this Section, to the Knowledge of Seller, there are no material, written product or service guarantees, agreement of guarantees, indemnifications, assumptions or endorsements or quality guarantees, or customer volume incentive programs or rebate policies or other customer support committed by the Seller related to the Business which are legally binding on the Seller. The Disclosure Schedule to this Section 4.12 also contains all architectural manuals, warranty books, installation instructions and labels, if any, used by Seller for any products relating to the Business.

         4.13 EMPLOYEE RELATIONS AND LIABILITIES.

         (a) LIST OF EMPLOYEES. Attached as part of the Disclosure Schedule to this SECTION 4.13(a) is a complete and accurate list as of August 30, 2000, which sets forth the name, job title, social security number, date of hire, annual compensation, wage, or hourly rate of each active employee of the Seller employed in connection with the Business (each, an "EMPLOYEE"), and the amount and date of the last compensation increase granted to each such Employee. In addition, such Disclosure Schedule accurately lists (i) the vacation time that the Seller owes to each such Employee as of such date, (ii) service credited to each such Employee for purposes of vesting and eligibility to participate under any Seller Plan or Other Benefit Obligation of the Seller and (iii) all accrued and unpaid commissions or bonus payments due to each such Employee. Except as disclosed in the Disclosure Schedule to this SECTION 4.13(a), the Seller does not have any contract with any of its Employees which cannot be terminated without penalty payable to such Employee on thirty (30) days' notice. Except as disclosed in the Disclosure Schedule to this SECTION 4.13(a), no Employee of the Seller will become entitled to any bonus, retirement, severance, job security or Other Benefit Obligation of the Seller solely as a result of the Transactions.

         (b) OUTSIDE CONFIDENTIALITY AGREEMENTS. Except as set forth as part of the Disclosure Schedule to this SECTION 14.3(b), no officer, employee or independent contractor engaged by the Seller in connection with the Business, to the Knowledge of the Seller, is, or is expected to be, in violation of any term of any contract, proprietary information agreement, non-competition agreement, or any other agreement or any restrictive covenant or any other common law obligation to a former employer relating to the right of any such person to be engaged by the Seller in connection with the Business or to the use of trade secrets or proprietary information of others (an "OUTSIDE CONFIDENTIALITY AGREEMENT"), and, to the Knowledge of the Seller, the engagement of such persons by the Seller in connection with the Business does not subject the Seller to any liability, debt or obligation with respect thereto. Except as set forth as part of the Disclosure Schedule to this SECTION 14.3(b), there are neither pending, nor to the Knowledge of the Seller Threatened, any Proceedings nor, to the Knowledge of the Seller, is there any basis therefor with respect to any Outside Confidentiality Agreement. The Disclosure Schedule to this

SECTION 4.13(b) lists every Outside Confidentiality Agreement of which the Seller has Knowledge.

         (c) WORKERS' COMPENSATION. The Seller subscribes to, or is otherwise insured under, the workers' compensation or similar statute in the State of Texas. The Disclosure Schedule to this SECTION 4.13(c) describes all claims filed by Employees of the Seller in respect of employment-related injury or illness in connection with the Business since April 1, 1998. Since October 1, 1999, the Seller has not received any written report or notice from the Occupational Safety and Health Administration relating to the ownership or operation of the Business.

         4.14 LABOR RELATIONS; COMPLIANCE. Except as set forth in the Disclosure Schedule to this SECTION 4.14, the Seller does not have any employment, collective bargaining, or union agreements of any kind whatsoever affecting the Business nor does the Seller have any Knowledge that organizing efforts have occurred at any time since October 1, 1999. Since October 1, 1999, there is not presently pending or existing and, to the Knowledge of the Seller, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process or (b) any Proceeding against or affecting the Business relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Business or the Facility, which, in each case, would have a Material Adverse Effect with respect to the Business, or (c) any application for certification of a collective bargaining agent. There is no lockout of any Employees by the Seller, and no such action is contemplated by the Seller. The Seller has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, collective bargaining, the payment of income, social security and similar Taxes, occupational safety and health, and plant closings in connection with the Business, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect. The Seller is not liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements, except where the payment in question would not have a Material Adverse Effect.

         4.15 EMPLOYEE BENEFITS.

         (a) DEFINITIONS. As used in this SECTION 4.15, the following terms have the following meanings: (i) "OTHER BENEFIT OBLIGATION OF THE SELLER" means any Other Benefit Obligation owed or adopted by the Seller; (ii) "SELLER PLAN" means all Plans of which the Seller is a Plan Sponsor, or to which the Seller otherwise contributes or in which the Seller otherwise participates; (iii) "ERISA AFFILIATE" means, with respect to the Seller, any other Person that, together with the Seller, would be treated as a single employer under Section 414 of the Code; (iv) "MULTIEMPLOYER PLAN" has the meaning given in Section 3(37)(A) of ERISA; (v) "OTHER BENEFIT OBLIGATION" means all legally binding obligations, arrangements or customary practices to provide benefits, other than salary, as compensation for services rendered, to present or former directors or employees other than obligations, arrangements, and practices that are Plans; (vi) "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto; (v) "PENSION PLAN" has the meaning given in Section 3(2)(A) of ERISA; (vi) "PLAN" has the meaning given in Section 3(3) of ERISA; (vii) "PLAN SPONSOR" has the meaning given in Section 3(16)(B) of ERISA; (viii) "QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of Section 401(a) of the Code; (ix) "TITLE IV PLANS" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. ss. 1301 ET SEQ., other than Multiemployer Plans; and (x) "WELFARE PLAN" has the meaning given in Section 3(1) of ERISA.

         (b) LIST OF PLANS. The Disclosure Schedule to this SECTION 4.15(b) contains a complete and accurate list of all material Seller Plans and Other Benefit Obligations of the Seller.

         (c) DELIVERY OF PLAN DOCUMENTS. The Seller has heretofore delivered, or made available to Buyer, the following: (i) the most recent summary plan description and most recent IRS determination letter relating to the Seller's 401(k) plan; and (ii) all personnel, payroll and employment manuals and policies of the Seller distributed to Seller's Employees.

         (d) REPRESENTATIONS AND WARRANTIES. Except as provided in the Disclosure Schedule to this SECTION 4.15(d): (i) the Seller's 401(k) Plan has received a "determination letter" from the Internal Revenue Service and, to the Knowledge of the Seller, nothing has occurred since the date of such determination letter which would cause the tax disqualification of Seller's 401(k) Plan; (ii) the Seller does not sponsor any Title IV Plan and does not have, and has not had, an obligation to contribute to a Multiemployer Plan; and
(iii) the Seller provides no benefits described in Section 3(1) of ERISA to any retired or former employees nor is Seller obligated to provide such benefits to any active Employee following such Employee's retirement or other termination of service.

         4.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in the Disclosure Schedule to this SECTION 4.16 (which Schedule may make reference to any other Disclosure Schedule hereto or to any other document(s) referred to in this Agreement which has heretofore been delivered to Buyer), since the Unaudited Balance Sheet Date, the Seller has conducted the operations of the Business only in the Ordinary Course of Business and the Seller has not:

         (a) incurred any damage to or destruction or loss of any of the Purchased Assets, whether or not covered by insurance, which would have a Material Adverse Effect;

         (b) entered into, terminated or received notice of termination of any Applicable Contract;

         (c) Entered into, amended, or terminated any employment agreement with any Employee, except in the Ordinary Course of Business; entered into, amended, or terminated any agreement with a labor union or association representing any Employee; adopted, entered into, or amended any Seller Plan or Other Benefit Obligation of the Seller which materially affects the Business; or other than in the Ordinary Course of Business, made any wage or salary increase, bonus, or increased any other direct or indirect compensation, for or to any of the Employees, or any accrual for or commitment or agreement to make or pay the same;

         (d) Other than in the Ordinary Course of Business, entered into any lease (as lessor or lessee), sold, abandoned, or made any other disposition of any of the Purchased Assets except for Inventory and other assets sold in the Ordinary Course of Business; other than in the Ordinary Course of Business granted any Encumbrance on any of the Purchased Assets; incurred or assumed any debt, obligation, or liability (whether absolute or contingent or whether or not currently due and payable) affecting the Purchased Assets or the Business, except for debts, obligations or liabilities of the type described in clause
(ii), (iii) or (iv) of SECTION 4.7; or paid, directly or indirectly, any of its material liabilities affecting the Purchased Assets or the Business other than in the Ordinary Course of Business; or

         (e) Transferred, granted or licensed any rights under, or permitted to lapse, any Intangible Property other than in the Ordinary Course of Business.

         4.17 ENVIRONMENTAL MATTERS. Except as set forth in the Disclosure Schedule to this SECTION 4.17 and to the nowledge of Seller:

         (a) The Seller is, and at all times has been, in material compliance with, and has not been found liable under, any Environmental Law relating to the Business or its operation of the Facility, except for such noncompliance which would not have a Material Adverse Effect. The Seller has not received, any actual or Threatened order, written notice, or other written communication with respect to the Business and the Facility from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of the Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to the Facility.

         (b) The Seller has not received any written notice that the Facility has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. ss. 300 or (ii) any list arising from a state voluntary cleanup or hazardous waste remediation law.

         (c) There are no pending or Threatened Encumbrances resulting from any Environmental, Health and Safety Liabilities relating to the Business or its operations at the Facility, or arising under or pursuant to any Environmental Law, with respect to the Facility or the Business.

         (d) The Seller has not received any written citation, directive, inquiry, notice, Order, summons, warning, or other communication in writing regarding its potential liability relating to the Business, the Purchased Assets or its operations at the Facility that relates to (i) its handling, storage or use of Hazardous Materials, or any alleged, actual, or potential violation or failure to comply by Seller with any Environmental Law, or (ii) any alleged, actual, or potential obligation of the Seller to undertake or bear the cost of any Environmental, Health and Safety Liabilities.

         (e) The Seller has no Environmental, Health and Safety Liabilities with respect to the Facility or the Purchased Assets, except for such liabilities as could not reasonably be expected to have a Material Adverse Effect.

         (f) Other than in material compliance with all applicable Environmental Laws, and except as would not create a Material Adverse Effect, Seller has not stored or used Hazardous Materials at the Facility.

         (g) There has been no Release or Threat of Release, of any Hazardous Materials at or from the Facility that may be reasonably attributable to the operations of the Seller, except for such Releases or Threats of Release as could not be expected to have a Material Adverse Effect.

         (h) The Seller has heretofore delivered to the Buyer true and complete copies and results of all available reports, studies, analyses, tests, or monitoring undertaken on behalf of the Seller or within the Seller's authority to deliver, custody and control, pertaining to Hazardous Materials in, on, or under the Facility, or concerning material aspects of Seller's compliance with Environmental Laws or in connection with any Environmental, Health and Safety Liabilities with respect to the Facility or the Purchased Assets.

         4.18 INTANGIBLE PROPERTY. The Disclosure Schedule to this SECTION 4.18 sets forth a correct and complete list of all material Intangible Property of the Seller relating to the Business. Except as disclosed in the Disclosure Schedule to this Section or as would not otherwise have a Material Adverse
Effect: (a) to the Seller's Knowledge, the Seller owns or possesses adequate licenses or other valid rights to use all Intangible Property necessary to the conduct of the Business as presently conducted; (b) the validity of such items and the Seller's title thereto of the Seller have not been questioned in any Proceeding to which the Seller is a party nor, to the Knowledge of the Seller, is any such Proceeding Threatened; (c) to the Seller's Knowledge, all such Intangible Property to be transferred is fully assignable to the Buyer without the consent of any other Person; and (d) to the Seller's Knowledge, the conduct of the Business as now conducted by the Seller does not and will not conflict with any patents, trademarks, trade names, service marks or copyrights of any other Person in any way. To the Seller's Knowledge, no other Person has heretofore used or now uses any Intangible Property owned by the Seller in connection with the Business, except a Person duly licensed by the Seller to use the same under an agreement disclosed in the Disclosure Schedule to this SECTION
4.18 or a Person who is a direct or indirect parent company or subsidiary of the Seller. Except as set forth in the Disclosure Schedule to this SECTION 4.18, to the Seller's Knowledge, there has been no material infringement of any Intangible Property right owned by, or licensed by or to, the Seller in connection with the Business.

         4.19 SUPPLIERS AND CUSTOMERS. The relationship of Seller with suppliers to and customers of the Business are customary commercial working relationships and Seller is engaged in no material disputes with any such suppliers or customers. To the Seller's Knowledge, no supplier or customer of the Business has notified Seller that such supplier or customer intends to cancel or otherwise modify its relationship with the Business for any reason, including, without limitation, by reason of the Transactions contemplated by this Agreement. Set forth in the Disclosure Schedule to this SECTION 4.19 is a schedule of all customers with and/or for which Seller is dealing or providing services or products relating to the Business as of the Unaudited Balance Sheet Date, whose purchases individually have accounted for more than five percent (5%) of the sales of Seller from the Business during the preceding 12-month period.

         4.20 FULL DISCLOSURE. No representation or warranty of Seller contained in this Agreement or in any Related Agreement or other document or instrument delivered pursuant hereto contains any untrue statement of a material fact.

              ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF BUYER

         The Buyer hereby represents and warrants to the Seller as follows:

         5.1 ORGANIZATION AND GOOD STANDING. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

         5.2 AUTHORITY; NO CONFLICT.

         (a) AUTHORITY. This Agreement is and the Related Agreements will be (upon execution and delivery thereof by the Buyer) the legal, valid, and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to the Permitted Exceptions. The Buyer has full corporate power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations under this Agreement and the Related Agreements, as applicable, and to consummate the Transactions.

         (b) NO CONFLICT. Neither the execution and delivery of this Agreement or any Related Agreement by the Buyer nor the consummation or performance of any of the Transactions by the Buyer, will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Buyer; (ii) violate, conflict with, result in a breach of or constitute a default under any judgment, award or decree or any material mortgage, indenture, promissory note, material agreement or other material instrument to which the Buyer is a party, or by which it is bound, any court injunction, judgment, award or decree, or any valid and enforceable order of a Governmental Body having jurisdiction over Buyer or any other Legal Requirement.

         (c) BUYER'S CONSENTS. The Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

         5.3 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions and no such Proceeding has been Threatened.

         ARTICLE 6 - ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

         6.1 ENVIRONMENTAL MATTERS.

         (a) ENVIRONMENTAL COMPLIANCE OF BUYER. Seller has current Governmental Authorizations from the Texas Natural Resource Conservation Commission ("TNRCC") under Environmental Laws regarding Seller's operation of the Business at the Facility. These Governmental Authorizations consist of Seller's Air Permit No. 41592 and the stormwater authorization associated with the Facility (collectively the "SELLER PERMITS"). During the period of time after the Closing but before Seller ceases all of its operations at the Facility, Buyer shall be the owner and operator of the Purchased Assets, and to the extent that such Purchased Assets are included as emissions sources, regulated sources or regulated operations under the Seller Permits, Seller and Buyer agree to take the following actions:

                  (i) Buyer shall comply with all requirements in the Seller Permits and shall not cause an exceedance of any limitations set forth in any Seller Permit, nor shall Buyer cause any violation of any provision in any of the Seller Permits during the period in which Seller and Buyer are jointly operating at the Facility, and until such time as TNRCC transfers the Seller Permits to Buyer or TNRCC revokes or cancels the Seller Permits;

                  (ii) Without consideration of the provisions of SECTIONS 10.2,
         10.3 or 10.4, Buyer shall indemnify and hold Seller harmless for any liability arising from or related to any exceedance of any limitation or violation of any provision of the Seller Permits caused by Buyer or for which Seller is held liable or accountable by any Governmental Body or any other Person relating in any way to compliance with any terms of any of the Seller Permits during the period of time that Buyer operates at the Facility under any Seller's Permit;

                  (iii) Seller agrees that, upon cessation of its operations at the Facility, it will request that TNRCC transfer the Seller Permits to Buyer to the extent that any of the Seller Permits by their terms are assignable or transferable to Buyer, or, if Buyer determines that such Seller Permits are not required for its operations, Seller shall request that TNRCC cancel the Seller Permits. If assignment or transfer of the Seller Permits is allowed under the terms thereof, and Buyer chooses to accept such assignment or transfer of any of the Seller

         Permits, Seller shall take reasonable steps to aid Buyer in negotiating with the TNRCC for such assignment or transfer.

         (b) COOPERATION OF BUYER AND NON-INTERFERENCE WITH ONGOING REMEDIAL ACTIVITIES AT THE FACILITY. Buyer covenants and agrees that it shall not interfere in any way and will cooperate fully with, including granting access to the Facility to, Dow and The Gillette Company, and/or any of the foregoing's Representatives in connection with the ongoing Remedial Activities at 1001 Ed Rutherford Drive, Greenville, Texas as set forth in the Operation and Maintenance Plan attached hereto as EXHIBIT L. Any Damages or liability resulting from any failure by Buyer to grant such access, or from any action taken by Buyer to interfere with the ongoing Remedial Activities, shall solely be the responsibility of the Buyer and shall not be the basis for a claim for indemnity under SECTION 10.2, 10.3 or 10.4 of this Agreement.

         6.2 EMPLOYEE MATTERS.

         (a) EMPLOYEE TERMINATION. As of the Closing, the Seller shall terminate or cause to be terminated the employment of all Employees of the Seller whose employment with the Seller is in connection with the Business and who are offered employment by Buyer pursuant hereto, and the Seller shall discharge its obligations under all the Seller Plans and Other Benefit Obligations of the Seller arising from such termination of employment in accordance with applicable plan provisions and all Legal Requirements. At Closing, the Seller shall pay each Employee all salary, bonus and wage amounts due for the period through the Closing Date. In the event it is not reasonably possible for the Seller to pay to its Employees all of the amounts described in the preceding sentence as of the Closing Date, because of administrative difficulties in determining such amounts as of the Closing or for similar reasons, the Seller will pay such amounts as soon as reasonably possible thereafter.

         (b) EMPLOYMENT BY BUYER. The Buyer shall offer, from and after the Closing Date, employment to each Employee who is set forth on the Disclosure Schedule to SECTION 4.13(A) hereto, SUBJECT TO Buyer's customary drug screening procedures; excluding, however, those specific Employees listed on EXHIBIT M hereto (the "EXCLUDED EMPLOYEES"). Buyer covenants and agrees that the position, salary and benefit package provided to each Employee shall be sufficiently similar to that provided by Seller immediately prior to Closing to exempt the parties hereto from any WARN Act notification requirements and Buyer agrees to indemnify and hold harmless Seller from and against any and all Damages incurred by Seller as a result of the Breach of the foregoing covenant. Buyer may refuse to hire any non-Excluded Employee who fails Buyer's drug screening. Notwithstanding the foregoing, this Agreement is being entered into solely for the benefit of the parties hereto, and the parties do not intend that any Employee or any other Person shall be a third-party beneficiary of the covenants of the Buyer or the Seller hereunder. Any Employee who becomes an employee of Buyer on the Closing Date (or such later date as the person becomes an Employee of Buyer in the case of an Employee who is not actively at work on the Closing
Date) shall be considered a "TRANSFERRED EMPLOYEE." Buyer shall indemnify and hold harmless Seller for any action (or failure to act) by Buyer in violation of applicable law with respect to the hiring or terms of employment of any person by or with Buyer who is Seller's Employee immediately before the Closing.

         (c) EMPLOYEE BENEFITS. Except as specifically stated otherwise in this Agreement, following the Closing, (i) the Seller will retain all liabilities, debts and obligations, if any, under and with respect to the Seller Plans and Other Benefit Obligations of the Seller and remain responsible for any and all employee benefits and any amounts, if any, due and payable under any such plans and obligations, including (without limitation) medical expenses incurred by Transferred Employees prior to Closing but not processed by the Seller as of Closing, and all bonuses, overtime, commissions, contributions and severance payments, if any, earned or accrued by Employees up to and including the Closing Date, and all liabilities relating to post-retirement medical benefits, if any, and to Employees on long-term disability, if any, as of the Closing Date, and
(ii) the Buyer will assume all liabilities, debts and obligations under and with respect to, and be responsible for, those vacation liabilities set forth in EXHIBIT K hereto, and any and all employee benefits and any amounts due and payable under any such employee benefit plans and obligations, including (without limitation) medical expenses incurred by Transferred Employees on or after the Closing, and all bonuses, overtime, commissions, vacation, contributions and severance payments, if any, earned or accrued by Transferred Employees after the Closing Date, and all liabilities relating to post-retirement medical benefits and to Transferred Employees on long-term disability arising after the Closing Date. The Seller shall be solely responsible for informing the Employees and other applicable parties of their rights and options, if any, with respect to the Seller Plans and Other Benefit Obligations of the Seller (both in connection with the execution of this Agreement and independent of this Agreement), and shall continue to be solely responsible for all aspects of the administration and management of such the Seller Plans and Other Benefit Obligations of the Seller as a result of or independent of the Transactions, regardless of the date and timing of any such matter, whether it be before, on or after the Closing Date.

         (d) WORKERS' COMPENSATION CLAIMS. The Seller shall remain solely responsible for liability arising from workers' compensation claims which are based on injuries occurring on or prior to the Closing Date with respect to the Employees, regardless of when such claim(s) may be filed. Buyer shall be solely responsible for any such claim of a Transferred Employee based on injuries occurring AFTER the Closing Date. Notwithstanding the provisions of SECTION 6.2(b) above, the Buyer will have no obligation to hire any Employees who are receiving workers compensation benefits as of Closing until such Employees have been certified for regular employment by a physician acceptable to the Buyer.

         (e) COBRA. The Seller shall provide required notice of health care continuation coverage rights pursuant to Section 4980B of the Code and Sections 601-608 of ERISA (collectively referred to as "COBRA") to all Employees, spouses and dependents for whom the Transactions contemplated by this Agreement may be a "qualifying event" (as defined in Sections 162(k)(3) and 4980B(f)(3) of the Code). Except as set forth in the next succeeding sentence, the Seller shall remain obligated with respect to all Employees, former employees, and their spouses or dependents with respect to whom a "qualifying event" (as so defined) occurred on or prior to the Closing Date. With respect to any Employee, former employee, spouse, former spouse, dependent or former dependent who was covered under a group health plan (as defined under COBRA) of the Seller and for whom the Transactions contemplated by this Agreement may be as "qualifying event" (as so defined), the Seller shall provide continuation coverage for such individual in a manner that complies in all respects with COBRA as if COBRA applied to the Seller with respect to such individual and as if COBRA did not apply to Buyer with respect to such individual, except with respect to any such individual who is covered under a group health plan under sponsored by Buyer which constitutes satisfaction of any health care continuation requirements that might be applicable to such individual.

         (f) INDEMNIFICATION. Subject to the provisions of ARTICLE 10, the Seller shall assume, indemnify, defend, and hold harmless the Buyer Indemnitees (as defined in SECTION 10.2(a) hereof) from and against any and all Damages, including interest and penalties, imposed upon, incurred by, or assessed against any Buyer Indemnitee and any of its employees arising by reason of or relating to any failure by the Seller to comply with any requirements of ERISA or the Code relating to the Seller Plans and Other Benefit Obligations of the Seller sponsored, maintained, or participated in by the Seller (other than by reason of Buyer's failure to comply with its obligations under this SECTION 6.2), including, but not limited to, the health care continuation coverage requirements of COBRA. Subject to the provisions of ARTICLE 10, the Buyer shall assume, indemnify, defend and hold harmless the Seller Indemnitees (as defined in SECTION 10.4(a)) from and against any and all Damages imposed upon, incurred by, or assessed against any Seller Indemnitee and any of its employees arising by reason of, or relating to any failure by the Buyer to comply with any requirements of ERISA or the Code occurring on or after the Closing Date.

         (g) LEASED EMPLOYEE. For a period of up to six months following Closing, Seller will provide to Buyer the service of Rich Kettle, Seller's Vice President of Sales, as a leased employee to perform a similar function with respect to the Business following Closing. Buyer shall reimburse Seller for all salary and benefits associated with such leased employee; provided, that direct, out-of-pocket expenses incurred by the leased employee shall be invoiced directly to Buyer.

                              ARTICLE 7 - CLOSING

         7.1 CLOSING. The purchase and sale (the "CLOSING") provided for in this Agreement will take place concurrently with the execution and delivery of this Agreement (the "CLOSING DATE"), at the offices of the Seller, 1341 West Mockingbird Lane, Suite 1200W, Dallas Texas 75247, or at such other time and place as the parties may agree.

         7.2 DELIVERIES BY THE SELLER. At Closing, the Seller will deliver or cause to be delivered to the Buyer, and such delivery is a condition to Buyer's obligation to consummate the Transactions, in form and substance reasonably satisfactory to Buyer:

         (a) RELATED AGREEMENTS. Executed originals of this Agreement and the Related Agreements and such other endorsements, assignments, receipts and other instruments as shall be sufficient to vest in Buyer good and marketable title to the Purchased Assets, free and clear of all Encumbrances, except as otherwise provided herein.

         (b) THE SELLER CONSENTS. Copies of all the Seller Consents identified in the Disclosure Schedule to SECTION 4.3(b) hereof. The parties agree that in the event Seller is unable to deliver at Closing a copy of the fully signed amendment to Seller's October 2, 1998 credit facility releasing the lien of Seller's lenders on the Purchased Assets, such failure of delivery shall not prevent the Closing, and the Purchase Price shall be placed into escrow in accordance with the provisions of SECTION 3.1(b) hereof.

         (c) CLOSING CERTIFICATE. A closing certificate signed by an officer of the Seller to the effect that (i) all of the representations and warranties of the Seller contained in ARTICLE 4 hereof are true and correct in all material respects as of the Closing and (ii) the Seller has performed and complied in all material respects with all of its covenants and agreements to be performed or complied with at or prior to Closing. A form of the Seller's Closing Certificate is attached as EXHIBIT N hereto.

         (d) PROCEEDINGS AND DOCUMENTS. Copies, certified or otherwise identified to the Buyer's satisfaction, of all corporate documents that the Buyer shall reasonably request, including resolutions of the Board of Directors of the Seller dated on or before the date hereof to authorize this Agreement, the Related Agreements and the Transactions.

         (e) RELEASES. Duly executed releases of all Encumbrances, if any, pertaining to the Purchased Assets, subject to the provisions of SECTION 7.2(b) above.

         (f) ADDITIONAL ITEMS. Such other instruments, documents, certificates, and other items as are required to be delivered hereunder or which may be reasonably requested by the Buyer.

         7.3 DELIVERIES BY THE BUYER. At Closing, the Buyer will deliver or caused to be delivered to the Seller, and such delivery is a condition to Seller's obligation to consummate the Transactions, the following, in form and substance reasonably satisfactory to the Seller:

         (a) PURCHASE PRICE PAYMENT. Subject to the provisions of SECTION
3.1(b)
hereof, the Purchase Price to the Seller. Payment of the Purchase Price shall be made in the form of a certified or cashiers' check payable to the Seller or, at the option of the Seller, by wire transfer to an account of the Seller identified in writing to the Buyer not more than three (3) Business Days prior to the Closing Date.

         (b) CLOSING CERTIFICATE. A closing certificate signed by an officer of the Buyer to the effect that (i) all of the representations and warranties of Buyer contained in ARTICLE 5 hereof are true and correct in all material respects as of Closing and (ii) the Buyer has performed and complied in all material respects with all of its covenants and agreements to be performed or complied with at or prior to the Closing. A form of Buyer's Closing Certificate is set forth in EXHIBIT O hereto.

         (c) RELATED AGREEMENTS. Executed originals of the Related Agreements to which the Buyer is a party.

         (d) PROCEEDINGS AND DOCUMENTS. Copies, certified or otherwise identified to the Seller's satisfaction, of all corporate documents that the Seller shall reasonably request, including resolutions of the Board of Directors of the Seller dated on or before the date hereof to authorize this Agreement, the Related Agreements and the Transactions.

         (e) ADDITIONAL ITEMS. Such additional documents, instruments, certificates and other items as are required to be delivered hereunder or as the Seller may reasonably request.

                         ARTICLE 8 - COSTS AND EXPENSES

         8.1 BROKERS. Each party represents and warrants to the other that no broker, finder or agent has acted on its behalf in connection with the Transactions and, no Person is entitled to any finder's fee, broker's commission, or similar form of remuneration by reason of, or in connection with the execution or performance of this Agreement or the Related Agreements. The Buyer, on the one hand, and the Seller, on the other hand, shall hold harmless, indemnify, and defend the other party from and against all claims by third parties for any such commission or other fees which arise from or are based upon the actions of the indemnifying party and which constitute a violation of the indemnifying party's warranty in this Section.

         8.2 EXPENSES. Each party to this Agreement shall pay as of the Closing its own fees and expenses incident to the negotiation, preparation or execution of this Agreement and the Related Agreements, and the closing of the Transactions, including, but not limited to, the fees and expenses of its counsel, accountants, investment bankers and other Representatives.

         8.3 TAXES AND FEES.


         (a) TRANSFER TAXES. Any transfer, sales, use or other tax, including any filing or recording fees, payable on or with respect to the sale of the Purchased Assets or the Transactions shall be borne by the Buyer.

         (b) PROPERTY TAXES. All real property and ad valorem taxes, and all personal property taxes, for the current tax year attributable to any of the Purchased Assets shall be apportioned and prorated between the Seller and Buyer as of the Closing Date. If, at the time of Closing, tax rates for the then current year have not been published, then the proration of real and personal property taxes shall be made on the basis of the tax rate for the preceding tax year applied to the latest assessed valuation of the Purchased Assets, and when the tax rate is fixed for the tax year in which the Closing occurs, the Seller and the Buyer agree to adjust such prorations and, if necessary, to refund or pay such sums to the other party as necessary to effect such readjustment.

         (c) THE SELLER'S OBLIGATIONS. Except as provided above, all Taxes of the Seller which are not yet due and payable and which relate solely to any period or any portion of any period ending prior to the Closing Date shall be paid by the Seller.

         (d) THE BUYER'S OBLIGATIONS. Except as provided above, all Taxes relating to the Purchased Assets which relate to any period (or portion thereof) that ends on or after the Closing Date shall be paid by the Buyer.

                      ARTICLE 9 - POST-CLOSING AGREEMENTS

         After the Closing, the Buyer and the Seller covenant and agree as follows:

         9.1 FURTHER ACTIONS. The Seller shall execute and deliver at the sole expense of Buyer such further instruments of transfer and conveyance, endorsements, documents and certificates as may be reasonably requested by the Buyer in order to more effectively convey and transfer to the Buyer the Purchased Assets, to aid and assist the Buyer in reducing to possession or exercising rights with respect to the Purchased Assets, and to consummate the Transactions.

         9.2 TAX COOPERATION. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with each other in the preparation of all Tax Returns and shall provide, or cause to be provided, to such other party any records and other information reasonably requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of such other party and its Affiliates. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with the other party in connection with any Tax investigation, Tax audit or other Tax proceeding relating to the Business; PROVIDED, HOWEVER, that Seller shall have ultimate discretion with respect to any such investigation, audit or other proceeding that relates to a pre-closing Tax period (or portion thereof). Any information obtained pursuant to this SECTION 9.2 relating to Taxes shall be kept confidential by the other party or parties.

         9.3 INFORMATION SERVICES. At Closing, the parties will enter into the Information Services Agreement, in the form attached as EXHIBIT P hereto (the "INFORMATION SERVICES AGREEMENT"), pursuant to which Seller will provide management information services to the Business for a period not to exceed six
(6) months following the Closing.

         9.4 EXTRUSION SUPPLY. After the Closing, the Seller will provide aluminum extrusion raw material to the Buyer, for a period of up to six (6) months, in sufficient quantity to supply the reasonable requirements of the Business (which shall in no event materially exceed the historical levels used by the Business prior to the Closing), on the same terms and conditions (including price and payment terms) as the Seller has purchased such materials in the Ordinary Course of Business prior to Closing. The Buyer will use its Best Efforts to secure its own source of aluminum extrusion supply as soon as practicable following the Closing. The Buyer will have the right to receive credit from the Seller for any material that does not meet Buyer's reasonable specifications. Buyer will determine in good faith what materials do not meet its reasonable specifications in accordance with the provisions of the Quality Standards - Metal schedule attached as Exhibit R hereto. Woodgrain shall physically segregate all material it deems defective, and Seller shall have the opportunity to inspect such materials at the Facility during normal business hours. The parties will use their Best Efforts to negotiate any difference with respect to what constitutes defective materials.

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

         9.5 UCC-3 FILINGS. As soon as practicable after the Seller receives the amendment to its October 2, 1998 credit facility releasing the lenders' lien against the Purchased Assets, the Seller will file or cause to be filed all appropriate UCC-3 partial termination statements with all applicable Governmental Bodies. The Seller will provide the Buyer with copies of such filed UCC-3 statements.

         9.6 COPIES OF BUSINESS RECORDS. From time to time following the Closing, upon the Buyer's reasonable request, the Seller will provide copies of the Business Records to the Buyer, including, without limitation, vendor and customer historical data.

         9.7 ASSISTANCE WITH WARRANTY CLAIMS. From time to time following the Closing, upon the Seller's reasonable request, the Buyer will provide Seller with assistance evaluating warranty claims associated with wood windows sold by the Business prior to the Closing, including providing personnel to investigate and evaluate the merit of an/or possible exposure from such warranty claims. Seller will reimburse Buyer for its costs associated with evaluating such warranty claims, based on the hourly rates set forth in Seller's Field Service Cost Guidelines, a copy of which has been provided to Buyer, plus reasonable and documented out-of-pocket costs for travel, meals and similar costs. In addition, Buyer shall be reimbursed for reasonable and material general and administrative time spent by Woodgrain management personnel in performing Woodgrain's obligations under this Section 9.7, in accordance with the hourly rates set forth in Seller's Field Service Cost Guidelines.


          ARTICLE 10 - SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

         10.1 SURVIVAL.

         (a) CONTENTS OF THIS AGREEMENT. The representations, warranties, covenants and agreements made in any Related Agreement or Disclosure Schedule shall be deemed representations, warranties, covenants and agreements made herein.

         (b) NO EFFECT ON LIABILITY. None of (i) the consummation of the Transactions, or (ii) the delay (except for such delays that would result in prejudice to the indemnifying party) or omission of any party to exercise any of its rights under this Agreement or any Related Agreement, or (iii) any investigation or disclosure that any party makes, any notice that any party gives, or any knowledge that any party obtains as a result thereof, or otherwise (other than with respect to disclosure made in, or knowledge obtained from, this Agreement, the Disclosure Schedules or the Related Agreements), shall (A) affect the liability of the parties to one another for Breaches of this Agreement or any Related Agreement or (B) prevent any party from relying on the representations or warranties contained in this Agreement or any Related Agreement.

         (c) SURVIVAL. Except as set forth in SECTION 10.1(d) below, the representations and warranties of the Buyer and the Seller made in this Agreement or any Related Agreement shall survive the Closing for a period of one year, at which time such representations and warranties shall then expire.

         (d) COMMENCING ACTIONS. If the Closing occurs, then any action against any party hereto for any Breach, which action is not commenced pursuant to
SECTION 10.5 hereof within one (1) year of the Closing Date shall be deemed waived, and no Person shall have any remedy against any party hereto for any such Breach; PROVIDED, HOWEVER, that if the Buyer is subject to Damages (as defined below) for Breaches of matters set forth in SECTION 4.17 (ENVIRONMENTAL MATTERS), the Buyer may commence an action against the Seller to recover Damages for such Breaches at any time within the applicable statute of limitations relating to such matter during which the Seller is subject to Damages with respect thereto, and the Buyer shall not be barred in such instance by the first clause of this Section; PROVIDED FURTHER, HOWEVER, that the Buyer shall use its Best Efforts to obtain (for itself and for the Seller) the benefit of any statute of limitations applicable as against any third party.

                       10.2 INDEMNIFICATION OF THE BUYER.

         (a) INDEMNIFIABLE DAMAGES. Subject to the terms and conditions of this
ARTICLE 10, the Seller shall defend, indemnify and hold harmless the Buyer and its Representatives, stockholders, controlling persons and Affiliates (collectively, the "BUYER INDEMNITEES") from and against, and will pay to the Buyer Indemnitees, the amount of, any loss, liability, claim, damage or expense (including interest, penalties, costs of investigation and defense and reasonable attorneys' fees) (but specifically excluding any indirect or consequential damage or other item), whether or not involving a third-party claim (collectively, "DAMAGES"), arising, directly or indirectly, from or in connection with:

                  (i) any Breach by the Seller of any representation or warranty made by the Seller in this Agreement, the Disclosure Schedules, or any other certificate or document delivered by the Seller pursuant to this Agreement;

                  (ii) any Breach by the Seller of any covenant of the Seller in this Agreement or in any Related Agreement (as applicable);

                  (iii) any employment-related claim asserted by or on behalf of any current or former employee of the Seller directly related to any of the Transactions other than any claim based on or relating to the treatment or dismissal of such employee by the Buyer or any of its Affiliates;

                  (iv) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Seller (or any Person acting on its behalf in connection with any of the Transactions);

                  (v) any Excluded Liability; or

                  (vi) any other liability or obligation arising out, resulting from or relating to Seller's ownership and operation of the Business prior to the Closing (other than with respect to the Assumed Liabilities).

         (b) LIMITATIONS ON DAMAGES. Except as set forth in SECTION 10.3 and notwithstanding anything else in this Agreement to the contrary, the liability of the Seller to the Buyer under this SECTION 10.2 shall not exceed, in the aggregate, the amount of $1,750,000.

         (c) REMEDIES EXCLUSIVE. The remedies provided in this SECTION 10.2 and in SECTION 10.3 below, are exclusive, and shall limit and be in substitution for, any other remedies that may be available to the Buyer (other than any remedy of specific performance available under applicable legal or equitable principles or injunctive or other relief); PROVIDED, HOWEVER, that the limitation on damages set forth in paragraph (b) above shall not apply to the Seller's obligations with respect to Accounts Receivable as set forth in SECTION
3.4 hereof.

         10.3 INDEMNIFICATION OF BUYER AND PAYMENT OF DAMAGES FOR ENVIRONMENTAL LIABILITIES. The Seller will indemnify and hold harmless the Buyer and the other Buyer Indemnitees for, and will pay to the Buyer and the other Buyer Indemnitees the amount of, any Damages (including costs of Removal or Remedial Action) arising, directly or indirectly, from or in connection with any Environmental, Health and Safety Liabilities solely in accordance with the provisions of EXHIBIT Q attached hereto.

         10.4 INDEMNIFICATION OF THE SELLER.

         (a) INDEMNIFIABLE DAMAGES. Subject to the terms and conditions of this
ARTICLE 10, the Buyer will defend, indemnify and hold harmless the Seller and its Representatives, stockholders, controlling persons and Affiliates (collectively, the "SELLER INDEMNITEES"), from and against, and will pay to the Seller Indemnitees the amount of any Damages arising, directly or indirectly, from or in connection with:

                  (i) any Breach by the Buyer of any representation or warranty made by the Buyer in this Agreement, in the Disclosure Schedules, or in any other certificate or document delivered by the Buyer pursuant to this Agreement;

                  (ii) any Breach by the Buyer of any covenant of the Buyer in this Agreement or any Related Agreement (as applicable);

                  (iii) any employment-related claim asserted by or on behalf of any current or former employee of the Seller relating to the treatment or dismissal of such employee by the Buyer or any of its Affiliates.

                  (iv) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Buyer (or any Person acting on its behalf) in connection with any of the Transactions;

                  (v) any Assumed Liability; or

                  (vi) any other liability or obligation arising out of, resulting from or relating to Buyer's ownership and operation of the Business on or after the Closing (other than with respect to the Excluded Liabilities).

         (b) LIMITATIONS ON DAMAGES. Notwithstanding anything else in this Agreement to the contrary, the liability of the Buyer to the Seller under this
SECTION 10.4 shall not exceed, in the aggregate, the amount of $1,750,000; provided, however, that this limitation shall not apply to Buyer's liabilities arising under or related to Section 6.1 hereof.

         (c) REMEDIES EXCLUSIVE. The remedies provided in this SECTION 10.4 are exclusive, and shall limit and be in substitution for, any other remedies that may be available to the Seller (other than any remedy of specific performance available under applicable legal or equitable principles or injunctive or other relief).

            10.5 PROCEDURE FOR INDEMNIFICATION --THIRD-PARTY CLAIMS.

         (a) REQUIRED NOTICE. Promptly after receipt by an indemnified party under SECTION 10.2, SECTION 10.3 (and EXHIBIT Q) or SECTION 10.4, of notice of a claim or the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) PROCEDURE. If any Proceeding referred to in SECTION 10.5(a) is brought against an indemnified party, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this ARTICLE 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (which consent shall not be unreasonably withheld) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party, and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party with the consent of the indemnifying party (which consent will not be unreasonably withheld or delayed).

         (c) OTHER PROCEEDINGS. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may materially adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         10.6 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                              ARTICLE 11 - NOTICES

         Any notice or demand required or permitted to be given under the terms of this Agreement shall be deemed to have been duly given or made if given by any of the following methods:

         (a) Deposited in the United States mail, in a sealed envelope, postage prepaid, by registered or certified mail, return receipt requested, respectively addressed as follows:


         TO BUYER:                  Woodgrain Millwork, Inc.
                                    ATTENTION Steven J. Atkinson
                                    300 N.W. 16th Street
                                    P.O. Box 566
                                    Fruitland, Idaho 83619
                                    Fax number 208/451-1434

         WITH A COPY TO:            Stoel Rives LLP
                                    ATTENTION Paul M. Boyd, Esq.
                                    101 S. Capitol Blvd., Suite 1900
                                    Boise, Idaho  83702
                                    Fax number 208/389-9040

         IF TO THE
         SELLER:                    Atrium Companies, Inc.
                                    ATTENTION Jeff L. Hull
                                    1341 West Mockingbird Lane, Suite 1200 West
                                    Dallas, Texas 75247
                                    Fax number 214/630-5058

         WITH A COPY TO:            Paul, Hastings, Janofsky & Walker LLP
                                    ATTENTION Marie Censoplano, Esq.
                                              Joel M. Simon, Esq.
                                    399 Park Avenue
                                    New York, New York 10022
                                    Fax number 212/319-4090

         (b) Hand-delivered or sent to the above address via an established national overnight delivery service (such as Federal Express), charges prepaid, or

         (c) Sent via any electronic communications method provided the sender obtains written confirmation of receipt of the communication by the electronic communication equipment at the office of the address listed above.

         Notices delivered by mail shall be deemed given five (5) Business Days after being deposited in the United States mail, return receipt requested. Notices delivered by hand, by facsimile, or by a nationally recognized private carrier shall be deemed given on the first Business Day following receipt; PROVIDED, HOWEVER, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Business Days after it is delivered by facsimile. Any party may hereinafter designate other addresses to which notice may be sent, upon written notice sent to the other parties at the address above designated, or subsequently designated in accordance herewith.

                           ARTICLE 12 - MISCELLANEOUS

         12.1 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the Exhibits and Disclosure Schedules hereto), the Related Agreements and the other documents delivered pursuant hereto and referenced herein, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersede, merge, and replace, all prior negotiations, offers, promises, representations, warranties, agreements and writing with respect to such subject matter, both written and oral. This Agreement supersedes that certain undated, proposed Term Sheet prepared by Buyer. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

         12.2 SUCCESSORS AND ASSIGNS; NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior written consent of the other party; PROVIDED, HOWEVER, that, without the consent of the other party, either party may pledge this Agreement and the rights and obligations hereunder to any of its lenders as security for indebtedness owing or to be owed to such lenders. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. Except as provided in ARTICLE 10 hereto, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         12.3 WAIVER. Except as set forth in SECTIONS 10.2(c) and 10.3(c), the rights and remedies set forth herein of the parties to this Agreement are cumulative and not alternative. Except as set forth in ARTICLE 10, neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         12.4 GOVERNING LAW; ATTORNEYS' FEES.

         (a) GOVERNING LAW. This Agreement and the Related Agreements shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction.

         (b) ATTORNEYS' FEES. The prevailing party in any action or proceeding relating to this Agreement or any Related Agreement shall be entitled to recover reasonable attorneys' fees and other costs from the non-prevailing parties, in addition to any other relief to which such prevailing party may be entitled.

         12.5 DISPUTE RESOLUTION.

         (a) ARBITRATION. All disputes and controversies of every kind and nature between the parties hereto arising out of or in connection with this Agreement (including without limitation this ARTICLE 12) or the Related Agreements as to the construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, or breach, shall be submitted to arbitration pursuant to the following procedures:

                  (i) After a dispute or controversy arises, either party may, in a written notice delivered to the other party, demand such arbitration. Such notice shall designate the name of the arbitrator (who shall be an impartial person) appointed by such party demanding arbitration, together with a statement of the matter in controversy.

                  (ii) Within thirty (30) days after receipt of such demand, the other party shall, in a written notice delivered to the other party, name such party's arbitrator (who shall be an impartial person). If such party fails to name an arbitrator, then the second arbitrator shall be named by the American Arbitration Association (the "AAA"). The two arbitrators so selected shall name a third arbitrator (who shall be an impartial person) within 30 days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA. If any arbitrator appointed hereunder shall die, resign, refuse, or become unable to act before an arbitration decision is rendered, then the vacancy shall be filled by the methods set forth in this Section for the original appointment of such arbitrator.

                  (iii) Each party shall bear its own arbitration costs and expenses, including one-half of the fees and expenses of the arbitrators. The arbitration hearing shall be held in the jurisdiction of the respondent at a location designated by a majority of the arbitrators. The Commercial Arbitration Rules of the American Arbitration Association shall be incorporated by reference at such hearing, the substantive laws of the State of Delaware (excluding conflict of laws provisions) shall apply.

                  (iv) The arbitration hearing shall be concluded within ten
         (10) days unless otherwise ordered by the arbitrators and the written award thereon shall be made within fifteen (15) days after the close of submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant hereto shall be final and binding on all parties to the proceeding, shall resolve the question of costs of the arbitrators and all related matters, and judgment on such award may be entered and enforced by either party in any court of competent jurisdiction.

(v) Except as set forth in SECTION 12.5(b) below, the parties stipulate that the provisions of this Section shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement or any of the Related Agreements. The arbitration provisions hereof shall with respect to such controversy or dispute, survive the termination or expiration of this Agreement or the Related Agreements.

         Neither any party hereto nor the arbitrators may disclose the existence or results of any arbitration hereunder without the prior written consent of the other party; nor will any party hereto disclose to any third party any confidential information disclosed by any other party hereto in the course of an arbitration hereunder without the prior written consent of such other party.

         (b) EMERGENCY RELIEF. Notwithstanding anything in this SECTION 12.5 to the contrary, either party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.

         12.6 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         12.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart may be delivered by facsimile; PROVIDED, HOWEVER, that attachment thereof shall constitute the representation and warranty of the person delivering such signature that such person has full power and authority to attach such signature and to deliver this Agreement. Any facsimile signature shall be replaced with an original signature as promptly as practicable.


                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the day and year first above written.

                  SELLER:                   ATRIUM COMPANIES, INC.



                                            By:_____________________________
                                            Jeff L. Hull
                                            President

                  BUYER:                    WOODGRAIN  MILLWORK, INC.



                                            By:_____________________________
                                            Steven J. Atkinson
                                            Chief Financial Officer